Exhibit 14.1

Merge Healthcare Incorporated
CODE OF ETHICS
November 2008

On November 20, 2008, the Board of Directors of Merge Healthcare adopted this Code of Ethics (this “Code”) applicable to all directors, officers and employees of Merge Healthcare Incorporated (the “Company”).

It is critical to the Company’s success, and in the best interests of its stockholders, that the Company conduct business in an honest and ethical manner.  Accordingly, each director, officer and employee of the Company, including its Chairman, its Chief Executive Officer and its Chief Financial Officer, must observe the highest standards of honest and ethical business conduct, including strict adherence to this Code.  Each director, officer and employee must, therefore, comply with the letter and spirit of the following:

General Standards and Compliance with Laws

Each director, officer and employee must:

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Act honestly and ethically at all times, including, as described in more detail below, handle appropriately any actual or apparent conflict of interest between his or her personal and professional relationships.

·	Act in good faith, responsibly and without misrepresenting material facts or allowing his or her independent judgment to be compromised.

·	Refrain from engaging in any activity that would prejudice his or her ability to carry out his or her duties ethically.

·	Refrain from engaging in or supporting any activity that would discredit the Company.

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Comply with all applicable laws, rules and regulations of federal, state and local governments, and appropriate private and public regulatory agencies or organizations, including such laws, rules and regulations protecting individuals from discrimination and discriminatory behavior in employment.

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Ensure that all reasonable and necessary steps within his or her areas of responsibility are taken to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the United States Securities and Exchange Commission, state securities regulators or other regulatory agencies.

·	Provide full, fair, accurate, and understandable information whenever communicating with the Company’s stockholders or the general public.

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Refrain from taking, directly or indirectly, any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent public auditors for the purposes of rendering the financial statements of the Company misleading.

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Notify promptly the General Counsel or the Chairman of the Audit Committee of the Board of Directors (the “Audit Committee”) regarding any actual or potential violation of this Code and/or any applicable securities or other laws, rules or regulations by the Company or any Company director, officer or employee.  Individuals may choose to remain anonymous in reporting any possible violation of this Code.  Each individual covered by this Code is responsible for ensuring that his or her own conduct complies with this Code.

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Take all reasonable measures to protect the confidentiality of non–public information about the Company, its business, operations and customers obtained or created in connection with such person’s activities and to prevent the unauthorized disclosure of any such information, unless required by law, regulation or legal or regulatory process.  Such confidential information includes confidential information of third parties that has been disclosed to the Company under an agreement or other arrangement requiring the maintenance of such confidentiality.

Avoidance of Conflicts of Interest and Improper Influences

Each director, officer and employee must:

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Avoid actual or apparent conflict of interest between such individual’s personal and Company–related relationships.  For purposes of this Code, the phrase “actual or apparent conflict of interest” shall be broadly construed and include, for example, direct, indirect, potential and apparent conflicts and any other personal, business or professional relationship or dealings that has a reasonable possibility of creating even the appearance of impropriety.  In particular, a director, officer and employee of the Company should not participate in a personal business transaction with the Company in which he or she (or any person or entity with respect to whom or which he or she has a material family, personal or financial relationship) will receive a significant revenue, profit or gain, unless the relationship has been specifically disclosed in advance and the transaction has been approved by the Company’s Audit Committee or Board of Directors (or their designee).  Individuals must promptly advise the Company’s senior management or the Audit Committee of any situation or circumstance that may result, or has resulted, in an actual or apparent conflict of interest.

·	Refuse, and do not request or solicit, any significant gift, favor, or hospitality that would influence or would appear to influence his or her judgment or actions on behalf of the Company.

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Refrain from any dealings with government officials, Company suppliers and customers and any other person or entity with a material business relationship with the Company that would violate any applicable law or regulation or any known governmental or corporate policy with respect to such matters.  This prohibition includes gifts or offers of things of significant value if the purpose or result of such gift is to influence improperly the business relationship between the Company and such person or entity.  Nothing in this provision shall limit bona fide marketing, business development, client entertainment, holiday gift and similar expenses reasonably incurred in a manner consistent with Company practice and policy.

Professional Competence

Each director, officer and employee must:

·	Maintain an appropriate level of professional competence by continuing development of his or her knowledge and skills.

·	Perform his or her professional duties in accordance with the appropriate technical standards, as well as all applicable law and regulations.

Confidentiality

Each director, officer and employee shall:

·	Refrain from disclosing to others confidential information acquired in the course of his or her work except when authorized to do so.

·	Refrain from using or appearing to use confidential information acquired in the course of his or her work for unethical or illegal advantage either personally or through third parties.

Integrity and Accuracy of Financial Statements and Use of Company Assets

Each director, officer and employee must act in a manner that, to the best of his or her knowledge, will cause the Company to undertake the following responsibilities:

·	Prepare full, fair, accurate, timely and understandable financial information, statements, reports and recommendations after appropriate analyses of relevant and reliable data.

·	Use no funds or assets of the Company for any purpose that would violate any applicable law or regulation.

·	Make no contribution to any political candidate, party or campaign in the United States of America or elsewhere.

·	Not establish or maintain any fund, asset or account that is not properly reflected on the Company’s books and records.

·	Make no false, artificial, or misleading entries in the Company’s books and records.

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Effect no transaction or payment by or on behalf of the Company with the intention or understanding that the transaction or payment is other than as described in the documentation evidencing the transaction or supporting the payment.

Prohibition of Loans

No officer shall request or accept a loan or advance from the Company that is prohibited by law.

Directors and Officers

Directors and officers must:

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Perform no services as a consultant, employee, officer, director, advisor or in any other capacity for, or have a financial interest in, a competitor of the Company, other than (a) services performed at the request of the Company and (b) a financial interest of less than five percent (5%) of the equity of a publicly held company;

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Refrain from using his or her position with the Company to influence, directly or indirectly, any decision of the Company relating to a contract or transaction with a significant supplier or customer of the Company, if the director or officer:

·	performs services as a consultant, employee, officer, director, advisor or in any other capacity for such significant supplier or customer; or

·	has a financial interest in such significant supplier or customer, other than an investment of less than five percent (5%) of the equity of a publicly held company;

provided, however, that the foregoing prohibition shall not apply to any contract or transaction that has been approved by the Company’s Audit Committee or Board of Directors in accordance with the conflict of interest provisions of this Code.

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Refrain from supervising, reviewing or influencing the performance evaluation or compensation of any person with respect to whom there exists an undisclosed material family or personal relationship or financial interest.

·	Refrain from any other activity or having any other interest that the Board of Directors of the Company may reasonably determine to constitute a conflict of interest.

Waiver and Compliance

Anyone who violates the provisions of this Code by engaging in unethical conduct, willfully failing to report conduct that potentially violates this Code or refusing to participate in any investigation of such conduct, will be subject to disciplinary actions, up to and including termination of service with the Company.  Violations of this Code may also constitute violations of law and may result in civil or criminal penalties for an individual and/or the Company.

The Company’s Board of Directors shall be responsible for the administration of this Code and shall have the sole authority to amend this Code or grant waivers of its provisions; provided, however, that such authority may be delegated to (a) the Audit Committee either specifically or as provided in the Audit Committee’s Charter and/or (b) designated officers of the Company.  Waivers may be disclosed publicly, and will be disclosed to the extent required by the Securities Exchange Act of 1934, as amended, and the rules thereunder and the applicable rules of the NASDAQ Global Market.

The Company’s officers and the Audit Committee of the Board of Directors shall be responsible for the day–to–day assessment of compliance with this Code and shall implement and supervise the application of the procedures set forth in the Company’s Whistleblower Policy.  The Audit Committee shall report any significant violation of this Code to the Company’s Board of Directors and shall recommend any appropriate action regarding the enforcement of the policies set forth in this Code.  Notwithstanding the foregoing, any director, officer or employee may report any such information in accordance with the procedures of the Company’s Whistleblower Policy.

Any request for a waiver of any provision of this Code must be in writing and addressed to the Chairman of the Audit Committee.  Any waiver of this Code for an officer or director must be disclosed promptly on Form 8–K or by any other means approved by the United States Securities and Exchange Commission.

As adopted by Audit Committee of the Board of Directors of Merge Healthcare Incorporated as of November 20, 2008.